EXHIBIT 99.1

PRESS RELEASE

Dick’s Sporting Goods Reports 23% Increase in Operating Income, 16% Increase in Net Income and 10% Increase in 2nd Quarter EPS; Increases Full Year Earnings Guidance by 5%

PITTSBURGH, Pa., August 17, 2004 — Dick’s Sporting Goods, Inc. (NYSE: DKS) today reported sales and earnings results for the second quarter ended July 31, 2004.

Net income for the second quarter ended July 31, 2004 increased 16% to $17.9 million, operating income increased 23% to $30.8 million, and earnings per share increased 10% to $0.34 per diluted share as compared to net income of $15.5 million, operating income of $25.1 million, and earnings per share of $0.31 per diluted share for the quarter ended August 2, 2003. Total sales for the quarter increased 18% to $416.1 million. Comparable store sales increased 2.9%.

The second quarter 2004 results include $1.2 million of pre-tax store relocation expense, while the prior year’s second quarter includes a $1.2 million pre-tax gain on sale of investment. Adjusting for these two items, earnings per share increased 21%, from $0.29 per diluted share to $0.35 per diluted share.

As noted in our press release dated July 29, 2004, the Company acquired 100% of the issued and outstanding common stock of Galyan’s Trading Company, Inc. for $16.75 per share in cash. The Condensed Consolidated Statements of Income for the 13 and 26 weeks ended July 31, 2004 reflect the results of the combined company for the three days from the acquisition date of July 29, 2004. The operating results for the three days Galyan’s was owned were insignificant. Prior year results include Dick’s Sporting Goods, Inc. on a stand-alone basis.

“We are pleased to have delivered such a solid quarter, which is yet another quarter with double-digit earnings growth, comp store sales gains, and sound inventory metrics, while negotiating, financing and closing the Galyan’s acquisition”, said Edward W. Stack, Chairman and CEO.

Second Quarter Store Openings and Relocations

During the second quarter, the Company opened four new stores and relocated three stores. The four stores had previously been expected to open at the beginning of the third quarter. Two of these stores were in new markets: One in Springfield, IL and one in Steubenville, OH. Two of the stores opened were in existing markets: Cincinnati, OH (the seventh store in the Cincinnati market) and Glens Falls, NY (the fourth store in the Albany market). These new stores opened during the last two weeks of the quarter. The relocated stores were in Kansas City, MO, Harrisburg, PA and Raleigh, NC. As of July 31, 2004, the Company operated 173 Dick’s stores (approximately 8.5 million square feet) in 27 states and 48 Galyan’s stores (approximately 4.2 million square feet) in 21 states. On a consolidated basis Dick’s Sporting Goods, Inc. operated 221 stores (approximately 12.7 million square feet) in 32 states.

Year-to-date Results

Net income for the 26 weeks ended July 31, 2004 increased 30% to $28.8 million and earnings per share increased 22% to $0.55 per diluted share as compared to net income of $22.1 million and earnings per share of $0.45 per diluted share for the 26 weeks ended August 2, 2003. Total sales for the 26 weeks ended July 31, 2004 increased 19% to $780.3 million. Comparable store sales increased 3.8%.

Earnings Guidance

Full Year 2004

•	Based on an estimated 53 million fully-diluted shares outstanding, the Company anticipates reporting EPS for the full year of $1.35 – 1.37 per diluted share, which includes EPS of $0.06 from the operations of Galyan’s and excludes merger, integration and store closing costs. This is an increase from the guidance provided on June 21, 2004 of $1.28 — $1.30 and compares to the full year 2003 EPS of $1.05.

•	Net income is expected to approximate $71.7 million, which includes income of $3.5 million from the operations of Galyan’s and excludes merger, integration and store closing charges. This compares to full year 2003 net income of $52.8 million.

•	Comparable store sales are expected to be approximately 2-3%. Galyan’s stores are not included in the comparable store base until 13 months after the completion of the re-branding and re-merchandising effort expected to occur during the first half of 2005.

•	The Company now expects to open 28 stores this year. Our prior guidance of 25 stores is being increased to include three stores that were to have opened as Galyan’s.

Full Year 2005

•	Earnings per share is anticipated to be in the range of $1.77 — $1.82 for the full year of 2005. This is an increase from the guidance provided on June 21, 2004 of $1.70 — $1.75. These estimates include savings and synergies from the Galyan’s acquisition and exclude any merger, integration and store closing costs.

•	Beginning in fiscal 2005, the Company anticipates there will be approximately $20 million of annualized cost savings and merchandise buying improvements that will result from the acquisition of Galyan’s.

Third Quarter 2004

•	Based on an estimated 53 million fully-diluted shares outstanding, EPS for the third quarter is expected to be $0.03 – 0.04 per diluted share, which includes a loss of $0.09 per diluted share from the operations of Galyan’s and excludes merger, integration and store closing charges. This compares to third quarter 2003 EPS of $0.09.

•	Net income is expected to be approximately $1.9 million, which includes a loss of $4.5 million from the Galyan’s operation and excludes merger, integration and store closing charges. This compares to last year’s net income of $4.7 million in the third quarter.

•	Comparable store sales are expected to increase 2-3%. Galyan’s stores are not included in the comparable store base until 13 months after the completion of the re-branding and re-merchandising effort expected to occur during the first half of 2005.

•	The Company expects to open 12 stores during the quarter, bringing the year to date new store openings total to 22. The new stores that are opening include three stores that had previously been planned to open as Galyan’s stores. Two of those stores are now planned to open as Dick’s Sporting Goods stores. One store, in Chicago, IL, will open as a Galyan’s store, as there are no Dick’s Sporting Goods stores operating in Chicago today. This store will be converted along with the other Chicago stores some time in 2005.

Fourth Quarter 2004

•	Based on an estimated 53 million fully-diluted shares outstanding, the Company anticipates reporting EPS for the fourth quarter of $0.77 – 0.78 per diluted share, which includes EPS of $0.15 from the operations of Galyan’s and excludes merger, integration and store closing costs. This compares to fourth quarter 2003 EPS of $0.50.

•	Net income is expected to approximate $41.0 million, which includes income of $8.0 million from the operations of Galyan’s and excludes merger, integration and store closing costs. This compares to fourth quarter 2003 net income of $26.0 million.

•	Comparable store sales are expected to increase 1-2%. Galyan’s stores are not included in the comparable store base until 13 months after the completion of the re-branding and re-merchandising effort expected to occur during the first half of 2005.

Conference Call Info

The Company will be hosting a conference call today at 10:00 am Eastern time to discuss the second quarter results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company’s web site located at http://www.dickssportinggoods.com/investors. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, the webcast will be archived on the Company’s web site for approximately 30 days. In addition, a dial-in replay will be available shortly after the call. To listen, investors should dial (888) 286-8010 (domestic callers) or (617) 801-6888 (international callers) and enter confirmation code 45884125. The dial-in replay will be available for 30 days following the live call.

Forward Looking Statements and Merger, Integration and Store Closing Cost Estimates

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004 as filed with the Securities and Exchange Commission on April 8, 2004, ones associated with combining businesses and achieving expected savings and synergies and/or with assimilating acquired accompanies and ones associated with the fact that merger, integration and store closing costs related to the Galyan’s acquisition are difficult to predict with a level of certainty and may be greater than expected. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

The Company’s current outlook for EPS and Net Income for all periods presented excludes merger, integration and store closing costs related to the Galyan’s acquisition. While we estimate that we will continue to incur merger, integration and store closing costs through the fiscal periods ending January 29, 2005 and January 28, 2006, we are unable to predict, with a high degree of certainty, the amounts and timing of these costs. Consequently, we are unable to provide (i) EPS and Net Income forecasts on a GAAP basis and (ii) reconciliations of those forecasted amounts to the most comparable financial measure calculated in accordance with GAAP. As a result we are not providing quantitative reconciliations for these prospective measures because these merger, integration and store closing costs are unavailable. At this time, we cannot predict the probable significance of not being able to predict merger, integration and store closing costs related to the Galyan’s acquisition.

About Dick’s Sporting Goods, Inc.

Pittsburgh-based Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of July 31, 2004, the Company operated 221 stores in 32 states primarily throughout the Eastern half of the U.S. under the Dick’s Sporting Goods and Galyan’s names.

Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the bottom of the home page).

Contact:

Michael F. Hines, EVP – Chief Financial Officer or
Jeffrey R. Hennion, SVP – Strategic Planning
724-273-3400
investors@dcsg.com

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 31,	August 2,	July 31,	August 2,
	2004	2003	2004	2003
Net sales	$416,135	$353,521	$780,342	$658,249
Cost of goods sold, including occupancy and distribution costs	297,055	256,973	558,583	478,854

GROSS PROFIT	119,080	96,548	221,759	179,395
Selling, general and administrative expenses	85,864	70,284	168,031	139,085
Acquisition, integration and store closing costs	52	—	52	—
Pre-opening expenses	2,357	1,162	5,099	3,619

INCOME FROM OPERATIONS	30,807	25,102	48,577	36,691
Gain on sale of investment	—	(1,212)	—	(1,212)
Interest expense, net	959	535	1,601	1,040
Other income	—	—	(1,000)	—

INCOME BEFORE INCOME TAXES	29,848	25,779	47,976	36,863
Provision for income taxes	11,939	10,312	19,190	14,745

NET INCOME	$17,909	$15,467	$28,786	$22,118

EARNINGS PER COMMON SHARE:
Basic	$0.38	$0.35	$0.61	$0.52
Diluted	$0.34	$0.31	$0.55	$0.45
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	47,693	44,728	47,503	42,878
Diluted	52,627	50,216	52,506	49,148

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(Dollars in thousands)

	July 31,	January 31,
	2004	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,964	$93,674
Accounts receivable, net	37,407	10,417
Inventories, net	489,401	254,360
Prepaid expenses and other current assets	18,855	5,222
Deferred income taxes	34,965	1,021

Total current assets	618,592	364,694
Property and equipment, net	276,823	100,965
Construction in progress — leased facilities	10,492	10,927
Goodwill	159,398	—
Long-term investments	20,000	—
Other assets	25,333	21,945

TOTAL ASSETS	$1,110,638	$498,531

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$286,974	$118,383
Accrued expenses	136,189	72,090
Deferred revenue and other liabilities	36,837	37,037
Income taxes payable	1,570	—
Current portion of other long-term debt and capital leases	603	505

Total current liabilities	462,173	228,015

LONG-TERM LIABILITIES:
Senior convertible notes	172,500	—
Revolving credit borrowings	159,657	—
Other long-term debt and capital leases	14,886	3,411
Non-cash obligations for construction in progress — leased facilities	10,492	10,927
Deferred income taxes	5,168	—
Deferred revenue and other liabilities	24,077	13,197

Total long-term liabilities	386,780	27,535

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	339	331
Class B common stock	141	141
Additional paid-in capital	166,214	175,748
Retained earnings	91,830	63,044
Accumulated other comprehensive income	3,161	3,717

Total stockholders’ equity	261,685	242,981

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,110,638	$498,531

DICK’S SPORTING GOODS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(Dollars in thousands)

	26 Weeks Ended
	July 31,	August 2,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$28,786	$22,118
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,493	7,288
Deferred income taxes	(589)	(3,498)
Tax benefit from exercise of stock options	6,074	21,489
Gain on sale of investment	—	(1,212)
Other non-cash items	—	2,067
Changes in assets and liabilities:
Accounts receivable	(12,640)	(9,281)
Inventories	(81,808)	(63,108)
Prepaid expenses and other assets	(4,312)	(400)
Accounts payable	56,322	14,639
Accrued expenses	(2,915)	(5,909)
Income taxes payable	3,199	(12,763)
Deferred revenue and other liabilities	(11,097)	(5,315)

Net cash used in operating activities	(10,487)	(33,885)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(25,871)	(16,978)
Proceeds from sale-leaseback transactions	20,835	9,398
Payment for the purchase of Galyan’s, net of cash acquired	(344,184)	—
Direct acquisition costs of Galyan’s	(2,907)	—
Purchase of held-to-maturity securities	(57,942)	—
Proceeds from sale of held-to-maturity securities	37,942	—
Proceeds from sale of available-for-sale investment	—	1,470
(Increase) decrease in recoverable costs from developed properties	(447)	1,203

Net cash used in investing activities	(372,574)	(4,907)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	172,500	—
Revolving credit borrowings, net	159,657	21,606
(Payments) borrowings on other long-term debt and capital leases	(249)	632
Payment for purchase of bond hedge	(33,120)	—
Proceeds from issuance of warrant	12,420	—
Transaction costs for convertible notes	(5,786)	—
Proceeds from sale of common stock under employee stock purchase plan	1,763	1,342
Proceeds from exercise of stock options	2,122	11,501
Increase in bank overdraft	18,044	8,672
Transaction costs related to initial public offering	—	183

Net cash provided by financing activities	327,351	43,936

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(55,710)	5,144
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	93,674	11,120

CASH AND CASH EQUIVALENTS, END OF PERIOD	$37,964	$16,264

Supplemental non-cash investing and financing activities:
Construction in progress — leased facilities	$(435)	$7,053

Regulation G Reconciliations

The following table sets forth the calculation of EBITDA, which is non-GAAP financial information, and reconciles EBITDA to the most directly comparable GAAP information. EBITDA for the 13 and 26 weeks ended July 31, 2004 and the last 12 months ended July 31, 2004 was $35.0 million, $58.1 million and $120.3 million, respectively. EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, and capital investments.

EBITDA
(Dollars in thousands)

	13 Weeks	26 Weeks	Last 12 Months
	Ended July 31,	Ended July 31,	Ended July 31,
	2004	2004	2004
Net income	$17,909	$28,786	$59,487
Provision for income taxes	11,939	19,190	39,657
Interest expense, net	959	1,601	2,392
Depreciation and amortization	4,197	8,493	18,759

EBITDA	$35,004	$58,070	$120,295

The Company believes the use of adjusted net income and adjusted diluted earnings per share for the prior year second quarter provides a further understanding as compared to the current year adjusted second quarter due to the prior year containing a gain on sale of stock of our third-party internet commerce service provider and the current year second quarter results including store relocation expenses. The reconciliation of adjusted net income and adjusted diluted earnings per share to the most directly comparable GAAP financial information is presented below. (in millions, except per share data):

	13 Weeks Ended	13 Weeks Ended
	July 31,	August 2,
	2004	2003
Net income	$17.9	$15.5
Store relocation expenses (after-tax)	0.7	—
Gain on sale of investment (after-tax)	—	(0.7)

Adjusted net income	$18.6	$14.8

Diluted shares	52.6	50.2
Adjusted diluted earnings per share	$0.35	$0.29
% change	21%